QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

DUCHOSSOIS INDUSTRIES, INC. ACQUIRES CONTROL
OF AMX CORPORATION; ANNOUNCES SUBSEQUENT
OFFERING PERIOD

        Elmhurst, Illinois (March 24, 2005)—Duchossois Industries, Inc. ("DII") announced today the expiration of the initial offer period for the offer to acquire all of the outstanding shares of common stock of AMX Corporation at a price of $22.50 per share. The initial offer period expired at midnight, New York City time, on March 23, 2005.

        The depositary for the offer, The Bank of New York, has advised DII that as of the expiration of the initial offer period, 10,015,173 shares of common stock of AMX Corporation, representing approximately 81.5% of the outstanding shares, were validly tendered and not withdrawn pursuant to the offer and DII has accepted such shares for payment. In addition, notices of guaranteed delivery were received with respect to an additional 679,883 shares, which, together with the shares validly tendered and not withdrawn pursuant to the offer, represents approximately 87% of the outstanding shares.

        DII hereby commences a subsequent offering period for all remaining untendered shares. The subsequent offering period will expire at 5:00 p.m., New York City time, on April 7, 2005. DII will immediately accept all shares properly tendered, as they are tendered, during the subsequent offering period and will pay the tendering shareholders promptly after acceptance. The same price offered in the original offer period of $22.50 per share will be paid during the subsequent offering period. The subsequent offer is on the same terms and subject to the same conditions set forth in the Offer to Purchase, dated February 24, 2005, the Letter of Transmittal enclosed therewith, and the Supplement to the Offer to Purchase, dated March 16, 2005, except that shares tendered during the subsequent offering period may not be withdrawn.

# # #

Contact: Robert L. Fealy, Chief Financial Officer (630-530-6103)

About Duchossois

        DUCHOSSOIS INDUSTRIES, INC. ("DII"), a privately held company headquartered in Elmhurst, Illinois, a suburb of Chicago, holds interests in a diversified portfolio of companies, including The Chamberlain Group, Inc. (consumer and commercial access control products), Chamberlain Manufacturing Company (defense products), Thrall Investment Group of Companies (investments) and Duchossois Technology Partners (venture capital). DII also holds strategic interests in Churchill Downs, Inc. (CHDN) and Trinity Industries, Inc. (TRN).

QuickLinks

  Exhibit 99.1
DUCHOSSOIS INDUSTRIES, INC. ACQUIRES CONTROL OF AMX CORPORATION; ANNOUNCES SUBSEQUENT OFFERING PERIOD